Exhibit 99

Retractable Technologies, Inc.’s Gross Profit Increased 6.2% In the Second Quarter of 2012 Over the Second Quarter of 2011

LITTLE ELM, Texas, August 15, 2012—Retractable Technologies, Inc. (NYSE MKT: RVP) reported a 6.2% increase in gross profit for the three months ended June 30, 2012 over the three months ended June 30, 2011.

Comparison of Three Months Ended June 30, 2012 and June 30, 2011

Domestic sales accounted for 77.9% and 73.5% of the revenues for the three months ended June 30, 2012 and 2011, respectively.  Domestic revenues increased 16.0% principally due to higher average sales prices and increased sales volumes.  Domestic unit sales increased 6.3%.  Domestic unit sales were 64.1% of total unit sales for the three months ended June 30, 2012.  International revenues and unit sales decreased 8.8% and 14.1%, respectively due to lower sales volumes in South America.  Overall unit sales decreased 2.1%.

Gross profit increased 6.2% primarily due to increased revenues.  The cost of manufactured product increased by 12.7% due to higher unit cost because of lower volumes produced in 2012 versus 2011, as well as a write-off of expired product.  Gross profit as a percentage of net sales was 38.2% in the three months ended June 30, 2012 as compared to 39.3% in 2011 due to higher unit cost of manufacture.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 3.3% due to higher gross sales revenues.

Operating expenses decreased 6.3% or $261 thousand.  The decrease in General and administrative expense was the most significant decrease.  The decrease in General and administrative expense was due primarily to a lower accrual for bad debt.  We also donated product for humanitarian use.  The increase of $221 thousand in Sales and marketing expense was due to hiring additional Sales and marketing personnel and a related increase in travel and entertainment expense.  Research and development costs decreased $14,000 or 7.9%.

Our operating loss was $532 thousand compared to an operating loss for the same period last year of $988 thousand due primarily to higher gross profit and lower operating expenses.

In the three months ended June 30, 2011, Litigation settlements, net reflects cash proceeds of $2.0 million from Hospira less royalty expense of $100 thousand.

Our effective tax rate on the net income (loss) before income taxes was (2.4)% and 2.0% for the three months ended June 30, 2012 and June 30, 2011, respectively.

Comparison of Six Months Ended June 30, 2012 and June 30, 2011

Domestic sales accounted for 79.1% and 74.3% of the revenues for the six months ended June 30, 2012 and 2011, respectively.  Domestic revenues decreased 2.9% principally due to lower unit sales mitigated by higher average sales prices.  Domestic unit sales decreased 10.0%.  Domestic unit sales were 65.8% of total unit sales for the six months ended June 30, 2012.  International revenues and unit sales decreased 26.0% and 24.1%, respectively due to lower sales in South America.  Overall unit sales decreased 15.4%.

Gross profit decreased 4.0% primarily due to lower volumes and higher unit costs of manufacture.  The average cost of manufactured product sold per unit increased by 4.3%.  Gross profit as a percentage of net sales was 38.2% in the six months ended June 30, 2012 as compared to 36.3% in 2011 due to higher average sales prices.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 10.5% due to lower gross sales revenues.

Operating expenses decreased 2.2% or $166 thousand.  General and administrative expense decreased $509 thousand due principally to lower accruals for bad debt and lower franchise tax expense.  This decrease was offset by donation expense, higher compensation costs, and increased consulting fees. The increase of $355 thousand in Sales and marketing expense was due to hiring additional Sales and marketing personnel and a related increase in travel and entertainment expense. There was also an increase in marketing and advertising expense. Research and development costs decreased 3.5%.

Our operating loss was $1.2 million compared to an operating loss for the same period last year of $1.1 million due primarily to lower sales volumes and higher unit costs.

For the six months ended June 30, 2011, Litigation settlements, net reflects cash proceeds of $4.0 million from Hospira less royalty expense of $200,000.

Our effective tax rate on the net income (loss) before income taxes was (1.7)% and 2.0% for the six months ended June 30, 2012 and June 30, 2011, respectively.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on August 14, 2012 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products.  The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle.  Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer